Exhibit 10.3
September 23, 2022

Via Email (to lucalazzaron@yahoo.it)

Luca Lazzaron
V. S. Leopoldo 1,
Albignasego (PD)
35020 Italy
Re: Transition, Separation and Release of Claims
Dear Luca:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Sprinklr Switzerland GmbH (“Sprinklr Switzerland”), and its parent and/or affiliate company, Sprinklr, Inc. (the “Company”), is offering to aid in your transition and separation of employment.
1.Continued Employment. Provided that you timely execute this Agreement and allow it to become effective by its terms, then your employment with Sprinklr Switzerland will terminate on December 31, 2022, which will become your employment termination date (the “Separation Date”), unless either you or Sprinklr Switzerland terminates your employment sooner as provided in Section 2. If termination occurs earlier than December 31, 2022, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. For the avoidance of doubt, it is hereby agreed that the Separation Date will not be postponed due to any reason according to Art. 336c Code of Obligations, including incapacity for work due to illness or accident.

2.Transition Period.

a.Duties. Between October 1, 2022 and the Separation Date (the “Transition Period”), your title will be “Advisor” and you will transition your duties and responsibilities, be available as needed to ensure a smooth ramp up and transition of other Company personnel to replace your prior position, and provide services to Sprinklr Switzerland and the Company in any area of your expertise, as requested by the Chief Executive Officer of the Company (the “CEO”), to whom you will report. You will not be expected to attend meetings or otherwise engage in the day-to-day business of the Company, unless specifically requested, and you will be allowed a reasonable amount of time to pursue outside professional opportunities. You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr Switzerland and to the Company, including, without limitation, the confidentiality obligations under your Contract of Employment dated October 5, 2017 (the “Employment Contract”), and any nondisclosure agreement you signed upon hire, which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

b.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr Switzerland’s regular payroll practices) and will remain eligible to participate in Company benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.

c.Termination. As part of this Agreement, Sprinklr Switzerland agrees that it will not terminate your employment other than for Cause (as defined herein) before December 31, 2022. During the Transition Period you are entitled to resign your employment for any reason with immediate effect. If prior to December 31, 2022, Sprinklr Switzerland terminates your employment with Cause or you resign your employment, then you will not be entitled to any further compensation or benefits, including without limitation, the Severance Benefits defined below. For purposes of this Agreement, “Cause” for termination will be any one or more of the following: (i) the indictment of or plea of guilty or no contest by you to any felony involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of your contractual duties to the Company (including any material violation of any provision or obligation under this Agreement); (iv) failure to perform your Transition Period duties as requested by the Company; or (v) your willful misconduct or other willful violation of Company policy that causes or could reasonably cause material harm to the Company.

d.Other Work Activities / Non-Competition. Throughout the Transition Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will not obtain employment with or perform competitive work for any business entity or engage in any other work activity that is competitive with the Company.

e.Acknowledgement regarding Notice Period. You represent, acknowledge and agree that the Transition Period terms and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr Switzerland and the Company to provide you with advance notice of your employment termination, whether under the Employment Contract or otherwise.

3.Final Pay. On the Separation Date, Sprinklr Switzerland will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that, consistent with our non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday entitlements, or paid time off for which you are entitled to payment.

4.Severance Benefits. If you (i) timely return this fully signed Agreement to the Company and allow it to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); (iii) remain employed with Sprinklr Switzerland and perform the Transition Period services as set forth above through December 31, 2022, and (iv) after December 1, 2022 and on or before

December 13, 2022, execute and return to the Company the release of claims in the form attached hereto as Exhibit A (the “Separation Date Release”), then Sprinklr Switzerland will provide you the following as your sole severance benefits (the “Severance Benefits”):

a.Base Salary Severance. Sprinklr Switzerland will pay you an amount equal to six (6) months of your base salary rate in effect as of the Separation Date (in the total amount of CHF 231,000, payable in a lump sum on or before December 31, 2022 (but in no event earlier than the Release Effective Date (as defined in the Separation Date Release)).

b.Target Bonus Severance. Sprinklr Switzerland will pay you an amount equal to the prorated target annual bonus for the fiscal year in which the Separation Date occurs based upon the number of days you were employed by Sprinklr Switzerland during such year (in the total amount of CHF 379,346.30, less withholdings and deductions, which will be paid in a lump sum on or before December 31, 2022 (but in no event earlier than the effective date of the Separation Date Release).

c.Health Insurance. Sprinklr Switzerland will reimburse you for the cost of your current monthly health insurance premiums until the earlier to occur of (i) the date that is six (6) months following the Separation Date and (ii) the date you obtain alternative health insurance coverage. You must submit proof of your health premium payments to the Company to receive the reimbursements. Requests for reimbursement (along with such proof of payment of the premium amounts that the Company may reasonably request) must be provided to Company within ninety (90) days after you make the premium payments to be reimbursable. You agree to promptly notify the Company if you obtain alternative health insurance coverage.

d.Equity Awards and Vesting. You have been granted certain time-based vesting restricted stock units (“RSUs”), performance-based vesting restricted stock units (“PSUs”) and options to purchase shares of the Company’s Class A common stock (“Options” and together with the RSUs and PSUs, the “Equity Awards”), pursuant to the Company’s applicable equity incentive plan(s), Option agreements, PSU agreements or RSU agreements and other grant documents (collectively, the “Award Documents”). Effective as of December 16, 2022 (the “Acceleration Date”) and as an additional Severance Benefit for you, the Company will accelerate the vesting of your Options and RSUs outstanding as of the Acceleration Date, such that the number of shares that would have vested in accordance with the applicable vesting schedule if you had continued providing service to the Company for an additional six (6) months following the Acceleration Date will be deemed vested and, if applicable, exercisable (such options and time-vested restricted stock units, “Accelerated Equity”). Notwithstanding the foregoing, in no event will the accelerated vesting result in you holding Accelerated Equity with intrinsic value in excess of $2.25 million as of the Acceleration Date (the “Maximum Value”), with such value to be calculated based on the closing price of the Company’s Class A common stock on the Acceleration Date. Should the intrinsic value of your Accelerated Equity exceed the Maximum Value, the number of shares subject to the accelerated vesting will be reduced until the intrinsic value of the Accelerated Equity equals, as closely as possible, the Maximum Value, with the method of such reduction determined by the Company in its sole discretion. Except as expressly set forth in this paragraph, the Equity Awards remain subject to the terms of the Award Documents. The Company shall use all reasonable efforts to promptly pre-clear any proposed transaction(s) in the Company’s securities, in accordance with the Company’s Insider Trading Policy, prior to the end of the

Transition Period, assuming that the Company’s trading window is open at such time(s).

e.Tax Treatment. You will be responsible for all taxes with respect to the Severance Benefits and any other aspect of this Agreement, and you agree to indemnify, hold harmless and defend Sprinklr Switzerland and the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement.

5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr Switzerland and/or the Company, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr Switzerland and/or the Company to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance and Change in Control Plan adopted by the Company and applicable to you, effective May 1, 2019, your Employment Contract, any other offer letter agreement or employment agreement between you and Sprinklr Switzerland and/or the Company, or otherwise; to the extent this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr Switzerland’s and/or the Company’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr Switzerland’s and/or the Company’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished.

6.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Return of Company Property. On or before the Separation Date, or earlier if requested by the Company, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, login and password information for any Company-issued or related equipment and accounts, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then on or before the Separation Date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your entitlement to and receipt of the benefits provided herein are expressly conditioned upon your return of all property as set forth in this paragraph.

8.Confidential Information. You agree that at all times during the term of your employment, and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the CEO or the CEO’s designee, any Confidential Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists or prospect lists in any form, pricing information, business plans, financial information or other subject matter pertaining to any business of the Company or any of its prospects, clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of yours, generally available to the public; (ii) information which you received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality.

9.Nondisparagement. You agree not to disparage the Company and/or Sprinklr Switzerland, including any of their respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to instruct the Company’s current Executive Leadership Team not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this paragraph, either you or the Company (including each of the Company’s current Executive Leadership Team individually) may respond accurately and fully to any question, inquiry, or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

10.Nonsolicitation.

a.You agree that for the one (1) year period after the Separation Date, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, without prior written consent of the CEO, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by the Company or who has left the employment of the Company within the preceding six months, or any person or entity engaged by the Company as a consultant or independent contractor or who/which has ceased a service relationship with the Company within the preceding six months, to terminate such person’s or entity’s relationship with the Company, even if you did not initiate the discussion or seek out the contact. The Company is entitled to claim compensation for any damages suffered due to any breach of this nonsolictiation provision. Moreover, the Company is entitled to, and may seek to obtain, injunctive relief to enforce your compliance with your nonsolicitation undertaking.

b.You agree that for the one (1) year period after the Separation Date, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, canvas, induce, encourage, or participate in soliciting, canvassing, inducing or encouraging any clients or prospective clients of the Company to terminate such entity’s relationship with Company, even if you did not initiate the discussion or seek out the contact. The Company is entitled to claim compensation for any damages suffered due to any breach of this nonsolicitation provision. Moreover, the Company is entitled to, and may seek to obtain, injunctive relief to enforce your compliance with your nonsolicitation undertaking.

11.No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12.Release of Claims.

a.General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, Sprinklr Switzerland, and each of their respective affiliated, related, parent and subsidiary entities, their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

b.Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with Sprinklr Switzerland and the Company or the decision to terminate that employment; (ii) all claims related to compensation or benefits from Sprinklr Switzerland and the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the laws of any jurisdiction in which you have provided services to Sprinklr Switzerland or the Company. Not included in the Released Claims are any rights which are not waivable as a matter of applicable law. You hereby represent and warrant that you are not aware of any claims that you have or might have against any of the Released Parties that are not included in the Released Claims.

c.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment

Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

d.Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

13.Protected Activity. Notwithstanding any provision in this Agreement (including any exhibits) to the contrary, nothing herein shall prevent or prohibit you from: (a) disclosing the fact or terms of this Agreement as part of any government investigation; (b) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, cooperating with, or participating in any investigation or proceeding by or before any federal, state or local government agency or commission; or (c) making truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation. While this Agreement does not limit your right to receive an award for information provided to the United States Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

14.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible and any applicable law or Company policy, and you have not suffered any on-the-job injury about which you have not already notified the Company.

15.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Sprinklr Switzerland and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement shall be construed and enforced in accordance with the laws of Switzerland without regard to conflicts of law principles. Any waiver of a breach of this

Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign and date below and return the original to me within twenty-one (21) days of your receipt. The offer from Sprinklr Switzerland and the Company contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
We wish you the best in your future endeavors.
Sincerely,
Sprinklr Switzerland GmbH

/s/ Daniel Haley

Daniel Haley
Managing Director

Exhibit A – Separation Date Release

Understood and Agreed:

/s/ Luca Lazzaron
Luca Lazzaron
10/3/22
Date

Exhibit A
SEPARATION DATE RELEASE

(To be signed and returned after December 1, 2022 and on or before December 13, 2022.)

In consideration for the benefits provided to me by Sprinklr Switzerland GmbH (“Sprinklr Switzerland”), and its parent and/or affiliate company, Sprinklr, Inc. (the “Company”), pursuant to the terms of the transition, separation and release agreement between me and the Company to which this Exhibit A is attached (the “Agreement”), I agree to the terms below. I understand this Separation Date Release will be effective as of the date I sign (the “Release Effective Date”).
In exchange for the consideration to which I am not otherwise entitled, as defined in and to be provided to me by the Company under the terms of the Agreement, I hereby generally and completely release the Company, Sprinklr Switzerland, and each of their respective affiliated, related, parent and subsidiary entities, and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the laws of any jurisdiction in which you have provided services to the Company.
I am not releasing the following (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or may have against any of the Released Parties that are not included in the Release. I understand that nothing in this Release (or the Agreement) prevents or prohibits me from: (a) disclosing the fact or terms of this Release (or the Agreement) as part of any government investigation; (b) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, cooperating with, or participating in any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the New York State Department of Labor, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local government agency or commission; or (c) making truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation. While this Release (and the Agreement) does not limit my right to receive an award for information provided to the SEC, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release (and the Agreement).
I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE. In giving the release herein, which includes claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any unknown or unsuspected claims herein.
I agree not to disparage Sprinklr Switzerland, the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or otherwise as expressly allowed under this Release.
I hereby represent that I have been paid all compensation owed and for all time worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant any statutory leave act, the Company’s policies, applicable law, or otherwise, and I have not suffered any on-the-job injury or illness. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against Sprinklr Switzerland, the Company or any other person or entity subject to the release granted in this Release.

By:
Luca Lazzaron

                            Date: